                                                                    EXHIBIT 10.2
                                  AMENDMENT TO

                            JOINT VENTURE AGREEMENT
                            -----------------------

     AGREEMENT dated April 30, 1987, by and between CYANAMID MELAMINE, INC., a New Jersey corporation ("Cyanamid"), and DCP MELAMINE NORTH AMERICA, Inc., a Delaware corporation ("DCPNA").

     WHEREAS, the parties have entered into a Joint Venture Agreement, dated April 15, 1986, and now desire to amend and supplement said Agreement, it is hereby agreed that:
1. Article 18. ENVIRONMENTAL of the Joint Venture Agreement is amended to read as follows:

     (a) Cyanamid represents to DCPNA and the JV that, to the best of its knowledge,

          (1)  the Site is not in violation of any environmental law, and

          (2) there is on the Site no latent soil or groundwater condition, which, during the term of the Management Agreement, would violate any environmental law or create an unreasonable risk of personal injury or property damage, and

          (3) there is on Site no soil or groundwater condition, which would cause a reasonable party, if it were in DCPNA's position and, if such condition was or would become known to it, not to approve the Joint Venture Agreement.

(b) Cyanamid shall, at the commencement of the Connection Period, make the same representation as in Article 18(a) or make known to DCPNA in writing and detail the reasons why such representation cannot be made by Cyanamid at such time, and in such case the parties shall together review the then prevailing situation and shall try in good faith to agree on a mutually acceptable solution.
(c) Cyanamid shall retain responsibility for any soil or groundwater condition which violates any environmental law except to the extent that Cyanamid demonstrates that the condition was the result of any activity or operation performed by or on behalf of the JV (in which case the condition shall be the responsibility of the JV). The JV or Cyanamid shall have the responsibility of defending any claim, demand, cause of action or proceeding to the extent that the condition involved is its responsibility. If Cyanamid or the JV is required to defend against a third party, it shall be entitled to receive from the other all cooperation and assistance reasonably required for the defense.
(d) With regard to environmental matters other than soil or groundwater condition, Cyanamid shall retain responsibility for demonstrated non-compliance with any applicable environmental law which occurred at the Site prior to the commencement of the Connection Period to the extent caused by events which occurred prior to the commencement of the Connection Period. After the commencement of the Connection Period, the JV shall have responsibility for non-compliance with any applicable environmental law caused by events subsequent to the commencement of the Connection Period including any additional contribution to any pre-existing condition. The JV or Cyanamid shall assume the defense of any claim, demand, cause of action or proceeding to the extent it is based upon its non-compliance.
(e) For the purpose of Section 18(a) best knowledge means the knowledge which is or has been with present or former personnel of Cyanamid specifically or generally responsible for environmental matters or technical or legal advisors or consultants on environmental matters.
(f) As used in this Agreement, the term "environmental law" shall mean any Federal, state, local, or other environmental statute, rule, regulation, or governmental order including, but not limited to, the Resource Conservation and Recovery Act, 42 U.S.C. S-6901 et. seq., the Federal Water
                                                     --------
     Pollution Control Act, 33 U.S.C. S-1251 et. seq., the Comprehensive
                                            ---------
     Environmental Response, Compensation and Liability Act, 42 U.S.C.  S-9601

     et. seq., and the Louisiana Environmental Quality act, 30 La. Rev. Stat.
     --------
     S-1051, et. seq., in each case, as amended, and the rules and regulations
             --------
     promulgated thereunder.

2. Article 17(b) of the Joint Venture Agreement is amended to add as new sentences at the end of Article 17(b) the following:

     "It is the intention of the parties that the provisions of 17(b) are not applicable to the specific contractual obligations between the parties or their affiliates. For example, it does not apply to the obligations created by Article 5(f) or by Article 18(c) and (d) of the Joint Venture Agreement."

3. Article 5 (d) of the Joint Venture Agreement is amended to add, after the first sentence thereof, the following:

     The property and equipment described in Exhibits A & B attached does not include any UTI designed property or equipment and it is the intention of the parties not to transfer any such UTI designed property equipment.

     Cyanamid shall not transfer title to the presently operating effluent treatment system, known as Phase III, but at the Joint Venture's request shall maintain and operate the system for treatment of effluent provided the JV pays the costs of operation and maintenance calculated as if title to such equipment has been transferred to the JV and in accordance with the principles of the Management Assistance Agreement. Cyanamid may terminate its obligation to maintain and operate such system upon two years prior notice, such notice not to be given prior to the Operation Date.

       4. Article 5(f) of the Joint Venture Agreement is amended to add after paragraph (xi) at thereof, the following:

(xii) The JV's obligations under Article 5(f)(xi) and DCP's obligations to supply improvements or information under Article 5(f)(ii), (iii), (vi) and (vii) shall cease five years after DCP (or an affiliate to which it has assigned its interest in the JV) has ceased to be an Associate of the Joint Venture, or upon a manufacturer of melamine or a licensor of melamine production technology becoming an Associate of the Joint Venture, whichever occurs sooner. Additionally, DCP would, at the JV's request and if same could not reasonably be provided by the JV, ACC or a third party, use its best efforts to provide basic process engineering necessary to implement such improvements at reasonable terms and conditions.

(xiii) DCP's obligations under Article 5(f)(iv), (v), (viii), and (ix) shall cease when DCP (or an affiliate to which it has assigned its interest in the JV, ceases to be an Associate of the JV.

     5. Article 19(d)(ii) of the Joint Venture Agreement is amended to add at the end thereof:
     "unless different values are denoted in the Technology License Agreement".
     6. Article 19(d)(iii) of the Joint Venture Agreement is amended to read as follows:

     (iii) DCP agrees to provide the necessary engineering and to compensate the JV for costs or damages incurred upon a Failure of a Test Run as further defined in Article V of the Technology License Agreement.

This Agreement is to be construed, and the respective rights and duties of the parties are to be determined, according to the law of the State of New Jersey.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Joint
     Venture Agreement as of the day and year first above written.


DCP MELAMINE NORTH AMERICA, INC.            CYANAMID MELAMIN, INC.


By:/s/ Van Waer                              By:     /s/ A.J. Castello
   --------------                              -------------------------
     President                                        President


EXHIBIT10.2.DOC